SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934
                     (Amendment No.___)

Filed by the Registrant   X
                         ---

Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement

 X   Definitive Proxy Statement
- - - ---

___  Definitive Additional Materials

___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                  MOSINEE PAPER CORPORATION
      (Name of Registrant as Specified In Its Charter)

                       NOT APPLICABLE
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
___  14a-6(j)(2).

___  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

___  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11[1]:

     (4)  Proposed maximum aggregate value of transaction:

     [1] Set forth the amount on which the filing fee is calculated and state how it was determined.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ___________________________

     (2)  Form, Schedule or Registration Statement No: __________

     (3)  Filing Party: ___________________________

     (4)  Date Filed: _____________________________

                 WAUSAU PAPER MILLS COMPANY

         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    _____________________

     The annual meeting of shareholders of Wausau Paper Mills
Company will be held at The Wausau Club, 309 McClellan Street,
Wausau, Wisconsin, on December 19, 1994, at 4:00 P.M. for the following purposes:

     1. To elect two Class I directors for terms which will expire at the annual meeting of shareholders to be held in 1997.

     2.  To approve the appointment of Wipfli Ullrich Bertelson
         CPAs as independent auditors for the year ending
         August 31, 1995.

     3. To transact such other business as may properly come before the meeting.

     PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY
PROMPTLY IN THE ENCLOSED ENVELOPE.

     November 9, 1994.

                              BY ORDER OF
                              THE BOARD OF DIRECTORS


                              Steven A. Schmidt
                              Secretary

                   ____________________

A PROXY CARD AND POSTAGE FREE ENVELOPE ARE ENCLOSED.

                                        NOVEMBER 9, 1994
WAUSAU PAPER MILLS COMPANY
ONE CLARK'S ISLAND
P.O. BOX 1408
WAUSAU, WISCONSIN  54402-1408



                       PROXY STATEMENT
                             FOR
               ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD DECEMBER 19, 1994


     The enclosed proxy is solicited by the Board of Directors of Wausau Paper Mills Company (the "Company") for use at the annual meeting of shareholders to be held at 4:00 P.M., at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin on December 19, 1994, and at any adjournment thereof (the "Annual Meeting").

     In addition to solicitation by mail, officers, directors and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person. None of these persons will receive compensation, but they will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                      VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on the record date, November 1, 1994, on all matters to be voted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board of Directors.

     With respect to the election of directors, shareholders may vote in favor of the nominees specified on the proxy card or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for directors and will have no effect. Each of the two nominees receiving the largest number of votes will be elected a director.

     On all matters other than the election of directors, shareholders may vote in favor of a proposal, against a proposal or abstain from voting. Abstentions on any matter presented to the Annual Meeting will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but such abstentions shall be treated as unvoted for purposes of determining whether the matter has been approved by the shareholders. If the votes cast in favor of a proposal (other than the election of directors) exceed the votes cast against the proposal, the matter will be approved by the shareholders.

     Brokers who hold shares of the Company's common stock in street name for customers may have discretionary authority to vote on certain matters when they have not received instructions from beneficial owners, but may not have authority to vote the shares on other matters. As to matters for which the broker cannot vote shares held in street name, the shares will be recorded as a "broker non-vote". Shares reported as broker non-votes will not be considered present and entitled to vote with respect to the matter and will not be counted for purposes of determining whether a quorum is present.

     A shareholder who executes the enclosed proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying form of proxy, as members of the Proxy Committee of the Board of Directors, will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1)  TO ELECT Messrs. San W. Orr, Jr. and David B. Smith,
Jr.
          to terms of office as Class I directors which will expire at the annual meeting of shareholders to be held in 1997 (see "Election of Directors").

     (2)  TO APPROVE the appointment of Wipfli Ullrich Bertelson
          CPAs as the Company's independent auditors for the fiscal year ending August 31, 1995.

     (3) IN THE BEST JUDGMENT of those named as proxies on the enclosed form of proxy on any other matters to properly come before the Annual Meeting (see summary of Bylaw requirements under "Shareholder Proposals"), the approval of minutes and matters incident to the conduct of the Annual Meeting or the adjournment thereof.


               BENEFICIAL OWNERSHIP OF SHARES

     As of the record date, November 1, 1994, the Company had 26,958,446 shares of common stock outstanding (including 222,916 shares subject to options exercisable within 60 days).

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which may be deemed beneficially owned as of the record date by each person known to the Company to be the beneficial owner of more than 5% of the aggregate shares of the Company's outstanding common stock.

                                Common Shares      Percent of
Name and Address             Beneficially Owned       Class
- - - ----------------             ------------------    ----------
Wilmington Trust Company         6,118,607 (1)       22.70%
Rodney Square North
1100 N. Market Street
Wilmington, DE  19890-0001

Trustees of David B. Smith       2,387,102 (2)        8.85%
Family Trust
1206 E. Sixth Street
Merrill, WI  54452

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company beneficially owned as of the record date by each of the directors, each of the current executive officers of the Company named in the summary compensation table on page 8 and all directors and executive officers as a group.

                               Common Shares       Percent of
Name                         Beneficially Owned       Class
- - - ----                         ------------------    ----------
San W. Orr, Jr.                    320,283 (3)        1.19%
Daniel D. King                      19,721 (4)          *
David B. Smith, Jr.              1,777,922 (5)        6.60%
Stanley F. Staples, Jr.            329,289 (6)        1.22%
Harry R. Baker                       1,888              *
Larry A. Baker                      26,036 (4)          *
Melvin L. Davidson                  58,162 (4)          *
Thomas J. Howatt                     3,916 (4)          *

All directors and executive
officers as a group (9 persons)  2,537,217 (7)        9.41%

     *   Less than 1%
     (1) Held in a fiduciary capacity as trustee under several trusts for the benefit of the descendants of A.P. Woodson and family.
     (2) David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and Sarah S. Miller are the co-trustees of the David B. Smith Family Trust (the "Trust") which owns 1,722,453 shares of the Company's common stock. Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentage of the
         Company's common stock: David B. Smith, Jr., 6.60%; Thomas P. Smith, 6.71%; Margaret S. Mumma, 7.54%; and Sarah S. Miller, 7.36%.
     (3) Includes 119,101 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before sixty days.
     (4) Includes shares which may be acquired through the exercise of options on or before sixty days.
     (5) David B. Smith, Jr. is a co-trustee of the David B.
Smith
         Family Trust which holds 1,772,452 shares of the Company's common stock.
     (6) Includes 322,097 shares of the Company's common stock held by a charitable foundation of which Mr. Staples serves as president and a director.
     (7) Includes shares described in notes (3), (4), (5) and
(6).

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than 10% of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are also required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them with the SEC. During 1994, Mr. King's Form 4 with respect to the purchase of 300 shares of common stock was filed sixteen days late. Based solely on its review of the copies of the section 16(a) forms received by it or upon written representations from certain of these reporting persons as to compliance with the section 16(a) regulations, the Company is of the opinion that during the 1994 fiscal year all other filing requirements applicable under section 16 to the reporting persons were satisfied.

                    ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation, as amended, provide that the number of directors shall be determined pursuant to the Company's bylaws and resolutions of the Board of Directors, but there shall be not less than three nor more than nine directors. Directors are to be divided into three classes so that each class has, to the extent possible, an equal number of directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. Vacancies caused by the death or resignation of a director are filled by the
Board of Directors. The Board is now composed of three classes consisting of two Class I and Class II Directors, respectively, and one Class III Director. No person may be elected a director if that person has attained age 70 as of the date of the election.

     On July 29, 1994, Arnold M. Nemirow resigned as a director and officer of the Company and Daniel D. King was elected a Class II director, President and Chief Operating Officer and a member of the Company's Executive Committee. Mr. King's term as a Class II director will expire at the annual meeting of shareholders to be held in 1995.

     At the Annual Meeting, the nominees listed below will be candidates for election to the Board of Directors. Each of the nominees has consented to serve if elected, but in the event either or both of the nominees is not a candidate at the Annual Meeting it is the intention of the proxies named in the accompanying form of proxy to vote for such substitute or substitutes as shall be designated by the Board.

     The following information is furnished with respect to the nominees and all continuing directors:

                       PRINCIPAL OCCUPATION
CLASS AND YEAR
                       AND OTHER
WHICH TERM     DIRECTOR
NAME              AGE  DIRECTORSHIPS
WILL EXPIRE      SINCE
- - - ----              ---  --------------------
- - - --------------- --------
NOMINEES
San W. Orr, Jr.    53  Chairman of the Board and, since
Class I         1970
                       July 1994, Chief Executive Officer
1997
                       of the Company; Attorney, Estates
                       of A.P. Woodson and Family; also
                       a director of Mosinee Paper
                       Corporation and MDU Resources Group,
                       Inc.

David B. Smith,    56   Consultant; previously, Vice President,

Class I        1972
Jr.                     Labor Relations, Weyerhaeuser Company

1997


CONTINUING DIRECTORS

Daniel D. King     47   President and Chief Operating Officer of

Class II       1994
                        the Company since July 1994; formerly,

1995
                        Senior Vice President, Printing and
                        Writing Division, December 1993 to July
                        1994, Vice President and General Manager
                        of Brokaw Division, September 1990 to
                        December 1993, Vice President, Sales,
                        Nekoosa Papers, Inc., February 1988 to
                        June 1990

Harry R. Baker     61   President and Chief Executive Officer,

Class II       1992
                        Marathon Electric Mfg. Corp.; formerly,

1995
                        Group Vice President, Emerson Electric
                        Company

Stanley F.         70   President, Alexander Properties, Inc.

Class III      1968
Staples, Jr.            (investment management); also, a director

1996
                        of Mosinee Paper Corporation and MDU
                        Resources Group, Inc.

      COMMITTEES AND COMPENSATION OF BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

     The Board of Directors appointed Audit and Executive
Committees for the 1994 fiscal year.

     The Audit Committee, consisting of Messrs. Orr, Staples and
Baker, met twice during the last fiscal year.  The Audit
Committee
reviews the scope of the audit engagement and the audit fees and nature of consulting fees.

     The Executive Committee consists of Messrs. Orr, Smith and, since July 1994, King. The Executive Committee met six times during the last fiscal year. Its principal duties include review of the Company's overall performance, the development and implementation of policies during intervals between Board meetings, the establishment, with management, of long and short term growth and performance goals and the establishment of management compensation programs. The Board does not have a separate compensation committee (see "Committees' Report on Compensation Policies", page 12).

     The Board does not have a standing nominating committee.
The
functions of a nominating committee are performed by the Executive
Committee in accordance with a Board of Directors' resolution. The Executive Committee will consider nominating for directors individuals whose names are submitted by shareholders. Recommendations concerning nominations with pertinent background information should be directed to the Chairman of the Executive Committee, in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1995 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than September 20, 1995 and not later than October 20, 1995. The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

     During the last fiscal year there were six meetings of the Board of Directors. All of the directors of the Company attended at least 75% of the aggregate number of the meetings of the Board of Directors and the committees on which they served during the last fiscal year.

DIRECTOR COMPENSATION

     Directors of the Company, excluding Mr. King and members of the Executive Committee, are paid a retainer of $875 per month and
$1,000 for each meeting of the Board of Directors attended. Members of the Executive Committee are considered employees of the
Company and participate in various retirement and welfare benefit
plans available to all salaried employees.   Mr. King receives no
additional compensation for service on the Executive Committee; the other members of the Committee are paid a retainer of $40,000 per year. Since July 1, 1994, Mr. Orr has been entitled to additional salary for his services as Chief Executive Officer, but no other director receives more than the standard arrangements described above.

     The Company's Directors' Deferred Compensation Plan provides that directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum after the director's termination of service as a director or, if the participant elects with the approval of the Company, in quarterly installments over a period not in excess of 10 years. In the event a director's service terminates because of a change of control of the Company, as defined by the plan, payment of all deferred amounts will be made in a lump sum. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or be converted into stock equivalent units. If stock equivalent units are elected, the director's account is also credited with common stock equivalent units representing the shares of common stock which could have hypothetically been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units had they been actual shares of common stock. Upon distribution, stock units are converted to cash based upon the fair market value of the Company's common stock at the time of distribution. During 1994, Messrs. Staples and Baker participated in the plan and deferred the director or meeting fees otherwise payable to them.

     The Company's retirement policy for directors provides for the payment of specified retirement benefits for directors who have served on the Board for at least five years prior to their termination of service. A retired director's benefit is equal to the monthly retainer or meeting fee (based on the amount of such retainer or meeting fee in effect at his termination of service) and is paid for a period of time equal to the retired director's period of service on the Board. Retirement benefits terminate at death and are accelerated in the event of a change of control of the Company, as defined by the policy.




             COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The table below sets forth compensation awarded, earned or paid by the Company and its subsidiaries for services in all capacities during the three years ended August 31, 1994, 1993 and 1992, to each person who served as the Company's Chief Executive Officer during the 1994 fiscal year and each of the four most highly compensated executive officers of the Company as of August 31, 1994 whose total annual salary and bonus compensation for the most recent fiscal year exceeded $100,000.

                 SUMMARY COMPENSATION TABLE

                                                             Long
Term
                                 Annual Compensation
Compensation
- - - -----------------------------------------------------------------
- - - -------------------------

Awards



Options/   All
Other
Name and Principal Positions     Year      Salary(1)   Bonus
SARs(#)
Compensation(2)
- - - -----------------------------------------------------------------
- - - -------------------------
San W. Orr, Jr.;                 1994    $ 56,869(3)      -

- - - -        $1,320
Chairman of the Board and        1993    $ 40,202         -
66,667     $1,320
CEO*                             1992    $ 40,378         -

- - - -        $2,153

Arnold M. Nemirow; President     1994    $352,618     $156,920

- - - -        $5,082
and CEO through July 29, 1994    1993    $316,894     $157,483

- - - -        $4,947
                                 1992    $287,781     $225,000

- - - -        $8,292

Daniel D. King; President and    1994    $160,747     $ 92,785

- - - -        $5,310
COO and Senior Vice              1993    $149,734     $ 88,102

- - - -        $4,693
President/General Manager,       1992    $135,903     $135,834
26,667(4)  $7,187
Printing and Writing Division*

Melvin L. Davidson; Vice         1994    $142,500     $128,076

- - - -        $4,505
President/General Manager,       1993    $140,117     $127,056

- - - -        $4,307
Rhinelander Division             1992    $134,926     $128,000
26,667(4)  $6,857

Larry A. Baker; Senior Vice      1994    $157,354     $105,563

- - - -        $4,950
President, Administration        1993    $151,491     $ 87,244

- - - -        $4,466
                                 1992    $143,405     $133,500
26,667(4)  $7,106

Thomas J. Howatt; Vice           1994    $137,750     $ 82,195

- - - -        $4,340
President/General Manager,       1993    $138,039     $ 66,945
20,000(5)  $3,941
Groveton                         1992    $113,304     $ 66,670
8,000(6)  $5,814

     *Mr. Orr was elected Chief Executive Officer and Mr. King was elected President and Chief Operating Officer on July 29, 1994.

(1) Includes compensation deferred by participants under the Savings and Investment Plan. See note (2).
(2) Contributions by the Company under the Savings and Investment
     Plan, a 401(k) plan under which matching contributions are made by the Company according to a fixed formula and, in part, based on the Company's profits in excess of certain stated minimum amounts. Contributions made by the Company vest over a three-year period.
(3) Includes $16,667 deferred under an agreement which provides that the deferred amount will earn annual interest at a rate equal to one percent below the prime rate in effect on the first day of each calendar year and will be distributed in five annual installments following the date Mr. Orr ceases to
     be a director of the Company. The agreement provides for a lump sum payment in the event of a change of control of the Company, as defined in the agreement.
(4) Options with respect to 8,889 and 10,667 shares lapsed in fiscal 1993 and 1994, respectively (see table on page 10).
(5) Options with respect to 6,222 and 7,111 shares lapsed in fiscal 1993 and 1994, respectively (see table on page 10).
(6) Options with respect to 2,667 and 3,556 shares lapsed in fiscal 1993 and 1994, respectively (see table on page 10).

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company maintains a stock appreciation rights plan and a stock option plan pursuant to which grants may be made to key employees. No stock appreciation rights ("SARs") or stock options were granted to executive officers named in the summary compensation table in fiscal 1994.

     The following table sets forth information regarding the exercise of stock options or SARs in fiscal 1994 by each of the executive officers named in the Summary Compensation Table and the
August 31, 1994 value of unexercised stock options or SARs held by such person.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR
VALUES


              Shares                       Number of Unexercised

      Value of Unexercised In-
              Acquired                     Options/SARs at
FY-End(#)     the-Money Options/SARs
              on             Value

      at FY-End ($)(2)(3)
              Exercise       Realized
Name          (#)(1)         ($)(2)        Exercisable
Unexercisable  Exercisable    Unexercisable

Mr. Orr            -               -         66,667*         -

    $  123,103*           -

Mr. King           -               -         22,222 dagger   -

    $  415,762 dagger     -
                                              7,111*         -

    $  55,976*            -

Mr. Nemirow   74,074*        $958,278(4)*   148,149*         -

    $1,722,528*           -

Mr. Davidson  10,000 dagger  $271,580 dagger 11,511 dagger   -

    $  244,597 dagger     -
              10,805*        $302,684*       36,690*         -

    $  670,273*           -

Mr. Baker          -               -         10,756 dagger   -

    $  228,539 dagger     -
                                              7,111*         -

    $   55,976*           -

Mr. Howatt         -               -         16,133 dagger   -

    $  342,835 dagger     -
                                              1,777*       6,667*

    $   13,991*        $12,267*

*       Options
Dagger  SARs exercisable only for cash
(1) Number of shares as to which options or SARs were exercised.
(2) In cases of SAR exercise or valuation, includes the value of hypothetical shares credited to grantee under provision
        in SAR grant which assumes cash dividends are paid on underlying shares and invested in Company common stock.
(3) Includes the value of hypothetical shares credited to grantee under provision in grant under Dividend
Equivalent
        Plan which assumes cash dividends are paid on underlying shares and invested in Company common stock.
(4) Includes the value of 6,382 hypothetical shares granted under Dividend Equivalent Plan.

PENSION PLAN BENEFITS

     WAUSAU PAPER RETIREMENT PLAN


     Under the Wausau Paper Retirement Plan, a participant with at least 5 years of service is entitled to receive a monthly benefit payable for life in an amount equal to one-half of his final average monthly earnings, exclusive of bonuses, less a factor for Social Security benefits and years of credited service less than
30. All of the persons named in the Summary Compensation Table participate in the Retirement Plan. The following table presents information with respect to the Retirement Plan:

          Final Average           Years of Service
          Earnings                ----------------
          (base salary)       10          20           30
          -------------     ------      ------       ------
            $110,000       $16,500     $33,000     $ 49,600
            $140,000       $21,500     $43,000     $ 64,600
            $170,000       $26,500     $53,000     $ 79,600
            $200,000       $31,500     $63,000     $ 94,600
            $230,000       $36,500     $73,000     $109,600
            $260,000       $41,500     $83,000     $124,600

     The table reflects illustrative estimated single life retirement benefits payable by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. The benefit amounts listed above are not subject to any deductions for social security benefits or other offset amounts. In estimating the annual benefit, it is assumed that average covered compensation for years after 1994 will be at the same level as 1994.

     At August 31, 1994, the credited years of service and the average covered compensation for the persons named in the table of cash compensation were: Messrs. Orr, 24 years, $42,000; King, 4 years, $154,000; Nemirow, 4 years, $235,840; Davidson, 11 years, $124,000; Baker, 16 years, $132,000; and Howatt, 14 years,
$109,000.


     EXECUTIVE OFFICERS' DEFERRED COMPENSATION RETIREMENT PLAN

     Executive officers (defined as the President and all corporate Vice Presidents) of the Company are covered by the Company's Executive Officers' Deferred Compensation Retirement Plan. The plan provides that each employee of the Company who attains age 55 and completes 10 years of service as an executive officer will be entitled to a benefit determined under a formula similar to that used by the Wausau Paper Retirement Plan described above. However, the formula used in the Deferred Compensation Retirement Plan assumes that each retiree had completed 30 years of service with the Company, that the limitations on benefits imposed by the Internal Revenue Code are not applicable, and that 100% of bonuses are included in the calculation of retirement benefits. The benefit payable under the plan is reduced by the participant's actual benefit from the Retirement Plan. Based on average compensation levels as of August 31, 1994, the following annual benefits would be payable from the Deferred Compensation Retirement Plan upon retirement at age 65: Messrs. King, $77,790; Davidson, $78,621; Baker, $54,427; and Howatt, $46,910. As of
August 31, 1994, no current executive officer other than Mr. Baker had acquired a vested right to a benefit.

OTHER PLANS AND TRANSACTIONS

     Under a 1990 agreement with Mr. Orr, payment of $143,750 in salary was deferred and will be distributed to Mr. Orr or his beneficiary in five annual installments following the date on which Mr. Orr ceases to be a director of the Company or a change in control of the Company (as defined in the agreement) occurs. Simple interest, at a rate equal to one percentage point below the prime rate as published in The Wall Street Journal and adjusted quarterly will accrue on all unpaid amounts under the agreement.

     During fiscal 1994, the Company purchased 100,000 shares of common stock from David B. Smith, Jr. in a private transaction at $27.625 per share, the average market price on the day of the transaction.

COMMITTEES' REPORT ON COMPENSATION POLICIES

     The Executive Committee of the Board of Directors (the "Executive Committee") establishes and reviews base salaries of executive officers and is also responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. Executive officers who serve on the Executive Committee do not participate in the Executive Committee's determination of their own compensation. The salaries of Mr. Orr, for services as Chairman of the Board, and Mr. Smith, a member of the Committee, are paid in lieu of meeting or other director fees and are approved by the Board as a whole. The salary of Mr. Orr, for services as Chief Executive Officer, is also approved by the Board as a whole.

     The Company's compensation program for executive officers may include various grants under the Company's stock option, stock appreciation rights ("SARs") and dividend equivalent plans. The Company's plans are administered by separate committees appointed by the Board of Directors. The plan committees generally consider recommendations of the Executive Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, this report is a joint report of the Executive Committee and of each of the plan committees.

     This report describes the policies of the committees and the Company as in effect for the 1994 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1994 may change.

     GENERAL

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company. These policies are also intended to reward job performance which results in superior Company performance. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the thirty-nine companies which comprise the Media General MG Industry Group 381 index of paper company stock performance under the heading "Stock Price Performance Graph." The Committee makes compensation comparisons only with those companies whose operations are similar to the Company or which have operating units which are similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly related to the performance of the Company. Executive officers participate in incentive bonus plans which are based primarily on the Company's financial performance during the fiscal year, but also include incentives for individual performance. Executive officers also participate in stock based incentive programs under which awards are related to a specified number of shares of common stock. The value of the stock based awards to officers increases as the performance of the Company's common stock in the Nasdaq National Market System increases shareholder value as a whole.

     BASE COMPENSATION

     The Executive Committee does not rely on specific salary and benefit comparisons, but does consider and review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of the Company's base salary and benefits levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of the Company's executive officers are determined by the Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance. Individual job performance in the prior fiscal year is the most important factor considered by the Executive Committee in annual reviews and in determining appropriate increases in base salary. Mr. King's base salary was adjusted during fiscal year 1994 to reflect his appointment as President and Chief Operating Officer ("COO").

     In 1994, the base salary of Mr. Nemirow, as Chief Executive Officer ("CEO"), was determined by the Executive Committee on the same basis and using the same general criteria as that of the Company's other executive officers. The Executive Committee also established individual performance goals for the CEO and reviewed his attainment of those goals. The salary of Mr. Orr, as CEO, is based on these criteria, but is less than the compensation paid to the Company's CEO in prior years because the Company has also appointed a COO.

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE
     COMPANY AND INDIVIDUAL PERFORMANCE

     The Company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if annual Company financial and/or individual performance objectives are met. The criteria by which incentive awards are determined are based on the Executive Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to other executive officers in the paper industry.

     Generally, executive officers who have Company-wide responsibilities participate in an incentive plan based on Company performance while an officer who has divisional operating responsibilities generally participates in an incentive plan which is based on the performance of the officer's division. Maximum incentive bonuses based on Company performance for executive officers other than the CEO are generally 100% of an individual's base salary, with prorated amounts payable based on the degree to which operating goals were satisfied. The Executive Committee can modify performance objectives during a fiscal year under any of the plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     Executive officers with Company-wide responsibilities participate in the Corporate Management Incentive Plan under which participants are eligible to receive incentive awards based on the Company's actual return on average equity as compared to a targeted return on average equity established by the Executive Committee. The Company's actual return on equity is determined by net earnings before giving effect to bonus expense, adjustments for stock appreciation rights and certain other adjustments to income. Mr. King became a participant in this plan in July 1994 and received 1/12 of the amount he would have earned under the plan had he been a participant for the entire fiscal year. Messrs. King and Baker will participate in the plan in fiscal 1995. In addition, the CEO and COO establish individual performance objectives for each participant (other than the COO) which provide a maximum aggregate bonus of $15,000.

     Executive officers with direct management responsibilities for the Company's Printing and Writing and Rhinelander Divisions participate in plans which provide incentive compensation based upon the respective division's achieved operating income as a percentage of the average amount of total controllable assets (as defined by the plans) employed in production. Operating income of each division is determined prior to taxes, bonus expense, interest expense and other specified or extraordinary items. Mr. King participated in the incentive compensation plan maintained for the Printing and Writing Division through July 1994 and received a bonus based on 11/12 of the amount which he would have earned if he had participated in the plan for the entire fiscal year. In addition, in 1994 the CEO established individual performance objectives for each participant which provide a maximum aggregate bonus of $15,000. In 1995, the CEO and COO will establish such objectives. Messrs. Davidson and Howatt will participate in their respective divisional incentive plans in 1995.

     Mr. Nemirow, as CEO, participated in an incentive compensation plan for the 1994 fiscal year which provided for a maximum bonus of 80% of his base salary as determined by the Company's achievement of certain levels of pre-tax income. The Company's pre-tax income, for purposes of this plan, is determined prior to giving effect to bonus expense, adjustments for stock appreciation rights and certain other adjustments to income.
It is not anticipated that Mr. Orr will participate in an incentive compensation plan in fiscal 1995.

     STOCK BASED COMPENSATION

     Executive officers of the Company participate in stock option, SAR and dividend equivalent plans at various levels. The plans are administered by specific plan committees, each of which may impose restrictions as to exercise or vesting of grants under its respective plan. For example, certain of the options, SARs and dividend equivalents granted to executive officers can be exercised only if the Company meets specified operating profit targets and/or are subject to the satisfaction of certain service requirements for vesting. None of the committees has established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and amount of any new grant.

     The value of these grants are principally related to the long-term performance of the Company's common stock and therefore provide an identity of interests between the Company's executive officers and its shareholders. Stock options can be granted for less than the then current market value of the Company's common stock. In addition, grantees of SARs and dividend equivalents benefit from the increase in value of the underlying common stock and from the value of the hypothetical cash dividends which would be paid with respect to a share of stock. The value of such hypothetical dividends is determined as if underlying shares subject to the SAR or dividend equivalent paid dividends in the same amount as actual common stock and that such hypothetical cash dividends are reinvested in shares of hypothetical stock on each dividend payment date (and further assume that dividends are paid and reinvested on the hypothetical stock in the same manner). Therefore, executive officers who receive grants of options with an exercise price of less than current fair market value at the time of grant or who exercise SARs or who receive dividend equivalents will benefit from such grants even if there is no increase in the price of the Company's common stock, but such value will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such increase occurs. It is the intention of the Company that the hypothetical dividend features of the SARs and the dividend equivalents will place the executive officers in the same position as shareholders of the Company, thereby enhancing the officer's long-term incentive and increasing his identity with the shareholders.

     Options, SARs and dividend equivalents can be, but are not necessarily, granted on an annual basis. See table on page 8.

     COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Orr, King and Smith are members of the Executive Committee and are considered employees of the Company. Mr. Orr is
Chairman of the Board and CEO of the Company and participates in stock based incentive plans. See "Committees and Compensation of Board of Directors". Mr. Orr is Chairman of the Board of Marathon
Electric Mfg. Corp. and Mr. Baker, who is President and CEO of Marathon Electric, serves on the committees listed below. None of the members of the committees which administer the stock option, SAR and dividend equivalent plans are officers of the Company.

1991 Employee Stock Option Plan Committee
1990 SAR Plan Committee
1991 Dividend Equivalent Plan Committee
- - - ---------------------------------------
  Harry R. Baker
  Stanley F. Staples, Jr.
  David B. Smith, Jr.

Executive Committee
- - - -------------------
  San W. Orr, Jr.
  Daniel D. King
  David B. Smith, Jr.


                STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the five year period beginning August 31, 1989 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on the Nasdaq market during the entire five year period. The Media General MG Industry Group 381-
Paper Products Index indicates the performance of thirty-nine companies in the paper products industry. The graph and table assume that the value of the investment in the Company's common stock and each index on August 31, 1989 was $100 and that all dividends were reinvested.

      [PERFORMANCE GRAPH FILED UNDER COVER OF FORM SE]

- - - -----------------------------------------------------------------
- - - -----------------
                             1989    1990      1991      1992

1993     1994
- - - -----------------------------------------------------------------
- - - -------------
- - - ----

Wausau Paper Mills Company   $100   $88.82   $210.15   $231.07
$344.20  $311.91

MG Paper Industry Group 381  $100   $82.48   $107.85   $110.83
$112.75  $139.86

MG Nasdaq Market Index       $100   $87.46   $ 99.42   $101.10
$131.61  $143.81


     APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will present to the Annual Meeting a resolution that the shareholders approve the appointment of the firm of Wipfli Ullrich Bertelson CPAs as independent auditors to audit the books, records and accounts of the Company for the fiscal year ending August 31, 1995.

     Representatives of Wipfli Ullrich Bertelson CPAs will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.


                    SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal to be included in the proxy statement relating to the annual meeting of shareholders to be held in 1995, the proposal must be in proper form and received by the Company no later than July 19, 1995.
See
"Voting of Proxies" and "Committees and Compensation of Board of Directors" regarding bylaw requirements relating to nominations and business to be brought from the floor at the annual meeting of shareholders to be held in 1995.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1995 may bring business before the annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than September 20, 1995 and not later than October 20, 1995. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

                        OTHER MATTERS

     At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to management come before the meeting, the members of the Proxy Committee of the Board of Directors will vote in accordance with their judgment.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

November 9, 1994.
                              BY ORDER OF THE BOARD OF DIRECTORS



                              Steven A. Schmidt
                              Steven A. Schmidt
                              Secretary

                 WAUSAU PAPER MILLS COMPANY
       PROXY SOLICITED BY DIRECTORS FOR ANNUAL MEETING
                TO BE HELD DECEMBER 19, 1994

The undersigned, having received the Notice of Annual Meeting, Proxy Statement, and Annual Report for the year ended August 31, 1994, hereby appoint(s) San W. Orr, Jr., Daniel D. King and Steven
A. Schmidt and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Wausau Paper Mills Company at the Annual Meeting of Shareholders to be held on December 19, 1994 and at any adjournments thereof.

THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF MESSRS. ORR
AND
SMITH AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAS.

UNLESS AUTHORITY IS WITHHELD OR UNLESS OTHERWISE SPECIFIED, THE
PROXIES SHALL VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE
AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAs.

        (Continued and to be signed on reverse side.)

                 WAUSAU PAPER MILLS COMPANY

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
ONLY
                                              For All
                                              Except the
following
                                              nominee(s) listed
1.  Election of Directors:  For    Withheld   below
    SAN W. ORR, JR. and
    DAVID B. SMITH, JR.     ___      ___       ___


2.  Appointment of Wipfli   For __ Against __ Abstain __
    Ullrich Bertelson CPAs
    independent auditors for
    the year ending August 31,
    1995.

3. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for
    any nominee of the Board whose nomination results from the inability of the above named nominee to serve.
    Please sign exactly as name appears below.

                        Dated ______________________________,
1994


__________________________________________
                                        Signature

__________________________________________
                                Signature if held jointly

                        When shares are held by joint tenants,
                        both should sign.  When signing as
                        attorney, executor, administrator,
trustee
                        or guardian, please give full title. If a
                        corporation, please sign in full
corporate
                        name by president or other authorized
                        officer.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                   THE ENCLOSED ENVELOPE.